Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 27, 2004, accompanying the combined financial statements of Western States Electric, Inc. and Subsidiaries, Southwest Power, Inc. and Utility Products Supply Company, LLC contained in the Registration Statement on Form S-4 of Hughes Supply, Inc. We consent to the use of the aforementioned report in the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Grant Thornton LLP

Portland, Oregon

May 10, 2005